Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-167175 and 333-196464) and on Form S-3 (No. 333-202244, 333-187466, and 333-196468) of our report dated March 14, 2016 included in this Annual Report on Form 10-KT of Tenax Therapeutics, Inc. and Subsidiary, formerly, Oxygen Biotherapeutics, Inc. (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2015 and April 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the eight months ended December 31, 2015 and each of the years in the three-year period ended April 30, 2015, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2015.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
March 14, 2016